Exhibit 99.1

NEWS RELEASE

Valvoline Reports First-Quarter Results
•Reported net income of $73 million and earnings per diluted share (EPS) of $0.39
•Adjusted EPS grew 30% to $0.35, while adjusted EBITDA grew 19% to $120 million driven by a strong contribution from Core North America
•Sales grew 9% to $607 million, while lubricant volume grew 3% to 43.4 million gallons
•Quick Lubes system-wide same-store sales (SSS) grew 8.3%

LEXINGTON, Ky., Feb. 3, 2020 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its first fiscal quarter ended December 31, 2019.

“We are pleased with our start to fiscal 2020,” said Sam Mitchell, CEO. “Core North America had a strong quarter, driven by substantially higher branded volume in the retail channel and benefits from the operating expense reduction program announced last year. Quick Lubes continued its solid top line growth of over 15% for the quarter, while profitability was only up modestly to prior year due to increases in operating expenses which are expected to moderate. International returned to profitable volume growth in the quarter."

First-Quarter Results

Reported first-quarter 2020 net income and EPS were $73 million and $0.39, respectively. These results included after-tax income of $7 million ($0.04 per diluted share), primarily related to pension and other post-employment benefit (OPEB) impacts. Reported first-quarter 2019 net income and EPS were $53 million and $0.28, respectively. These results included after-tax income of $2 million ($0.01 per diluted share) related to pension and OPEB impacts.

First-quarter 2020 adjusted net income and adjusted EPS were $66 million and $0.35, respectively, compared to adjusted net income of $51 million and adjusted EPS of $0.27 in the prior-year period (see Table 7 for reconciliation of adjusted net income and adjusted EPS). First-quarter results were driven by strong performance in Core North America, the ongoing strength of SSS and store additions in Quick Lubes and a return to growth in International. These factors led to adjusted EBITDA of $120 million, a 19 percent increase compared to the prior-year period.

Effective Oct. 1, 2019, the company adopted the new lease accounting standard. The adoption primarily resulted in incremental lease assets and liabilities recorded within the consolidated balance sheet of approximately $220 million. First-quarter results compared to the prior-year period included a $1 million unfavorable impact on EBITDA and cash flow from operations.

Operating Segment Results
Quick Lubes
•SSS grew 8.3% overall, 6.2% for company-owned stores and 9.8% for franchised stores
•Operating income was flat at $38 million; EBITDA grew 4% to $48 million
•Quick Lubes ended the quarter with 1,407 total company-owned and franchised stores, a net increase of 22 during the period and 106 versus the prior year
The Quick Lubes operating segment had a solid start to the fiscal year with continued strong revenue and SSS growth. The growth in SSS resulted from an increase in both transactions and average ticket. Marketing investments in customer acquisition and retention programs continued to drive higher transactions. Premium mix and an increase in non-oil change revenue drove higher average ticket. Franchisee pricing benefited SSS, while company-owned stores began lapping pricing actions implemented in the prior-year period, moderating SSS growth.

Sales growth was driven by increased SSS and the addition of 106 net new stores, compared to the prior year. Growth in segment EBITDA was impacted by the ramping of newly-built stores and a temporary increase in labor costs. SG&A also increased as a result of both growth investments and an increase in shared corporate costs.

Core North America
•Lubricant volume declined 1% to 21.4 million gallons, with strong performance in the retail channel offset by weaker installer channel volume
•Branded premium mix increased 620 basis points to 56%
•Operating income and adjusted EBITDA each increased $15 million to $46 million and $50 million, respectively
The substantial improvement in segment profitability year-over-year was primarily driven by significant growth in branded volume in the retail channel and favorable margins. Challenges in the retail channel resulted in weak performance in the prior-year period. While the DIY category remains dynamic, the company continues to take actions toward stabilizing results, including optimizing merchandising plans and consumer messaging.

Volume increases in the retail channel were offset by declines in the installer channel, primarily due to the timing of distributor sales and volume declines in lower-margin business.

Overall segment sales and margin growth benefited from favorable mix, true-ups of trade and promotion accruals and the operating expense reduction program launched last year.

International
•Lubricant volume grew 7% to 14.7 million gallons

•Lubricant volume from unconsolidated joint ventures grew 4% to 10.8 million gallons
•Operating income and EBITDA each increased $2 million to $20 million and $22 million, respectively
The International segment returned to volume growth in the quarter, with an increase of 7 percent. Solid volume growth was primarily attributed to EMEA, including a meaningful contribution from the recent Eastern European acquisition, as well as strong performance in key Asia-Pacific markets.

Segment EBITDA growth in the current period was largely driven by higher volume, margin improvement due to stability in the raw material cost environment in the quarter, and a solid contribution from unconsolidated joint ventures.

Balance Sheet and Cash Flow
•Total debt of approximately $1.3 billion and net debt of approximately $1.2 billion
•Incremental lease assets and liabilities of approximately $220 million as a result of adopting the new lease accounting standard
•First-quarter cash flow from operations of $59 million; free cash flow of $31 million

Outlook
Overall first-quarter performance exceeded the company's expectations. Recently announced raw material cost increases are expected to modestly impact profitability in the second half of fiscal 2020.

"Overall results in Q1 were encouraging,” Mitchell said. “Looking beyond Q1, we expect profitability in Quick Lubes to improve and volume growth in International to continue. We're making progress on our plans to strengthen and maintain the foundation of Core North America. While we anticipate volume softness in the segment for the next three quarters on a year-over-year basis, we now expect full-year Core North America EBITDA to grow modestly due to the strong Q1 results.

"With each segment on track to meet or exceed its profitability targets combined with the strong start to the year, we are raising our fiscal 2020 EBITDA guidance to $495 to $515 million, despite the recent increases in raw material costs."

Information regarding the company’s outlook for fiscal 2020 is provided in the table below:

	Updated Outlook	Prior Outlook
Operating Segments
Lubricant gallon growth	No change	2-3%
Revenue growth	No change	4-6%
New Quick Lube store additions (excludes Valvoline acquired stores and franchise conversions)
Company-owned	No change	30-35
Franchised	No change	30-40
Quick Lubes same-store sales growth	No change	6-8%
Adjusted EBITDA	$495-$515 million	$490-$510 million
Corporate Items
Adjusted effective tax rate	No change	25-26%
Diluted adjusted EPS	$1.40-$1.51	$1.37-$1.48
Capital expenditures	No change	$160-$170 million
Free cash flow	$160-$180 million	$150-$170 million
Valvoline’s outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted EPS for fiscal 2020 without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted EPS in fiscal 2020 but would not impact non-GAAP adjusted results.

Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal first quarter 2020 conference call at 9 a.m. ET on Tuesday, Feb. 4, 2020. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Basis of Presentation
Certain prior-year amounts have been reclassified to conform to current-year presentation. In addition, the company adopted the new lease accounting standard, effective at the beginning of fiscal 2020, using the optional approach to transition. Under this method, financial information related to periods prior to adoption were not adjusted and will be as originally reported under the previous leasing standard. The effects of adopting the new lease standard were recognized as a cumulative net of tax adjustment that decreased opening retained deficit by approximately $1 million. The most significant impact of adoption was the recognition of incremental lease assets and liabilities of $219 million and $214 million, respectively. The company expects the impact of adoption to be immaterial to its statements of consolidated income and cash flows on an ongoing basis.

Key Business Measures

Valvoline tracks its operating performance and manages its business using certain key business measures, including system-wide same-store sales and lubricant volume from unconsolidated joint ventures, which management believes are important to understanding Valvoline’s operating performance.

System-wide same-store sales is defined as sales by company-owned and franchised stores, with new stores excluded from the metric until the completion of their first full fiscal year in operation. Valvoline does not recognize sales from franchised stores as Quick Lubes operating segment revenue. Quick Lubes revenue is limited to sales at company-owned stores, sales of lubricants and other products to franchisees, and royalties and other fees from franchised stores. Although Valvoline does not record franchise sales as revenue in its Statements of Consolidated Income, management believes system-wide same-store sales information is useful to investors to assess the operating performance of an average Quick Lubes store.

Management uses lubricant volume from unconsolidated joint ventures to measure the operating performance of the International operating segment. Valvoline does not record lubricant sales from unconsolidated joint venture as International operating segment revenue. International revenue is limited to sales by consolidated affiliates. Although Valvoline does not record sales by unconsolidated joint ventures as revenue in its Statements of Consolidated Income, management believes lubricant volume from unconsolidated joint ventures is useful to investors to assess operating performance of investments in joint ventures.
Accordingly, system-wide same store sales and lubricant volume from unconsolidated joint ventures should be considered as supplements to, not substitutes for, Valvoline’s sales and operating income, as determined in accordance with U.S. GAAP.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline’s ongoing business performance, certain items within this news release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this news release.

The following are the non-GAAP measures management has included and how management defines them:
•EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;
•Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan expense/income; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);
•Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments, as applicable;

•Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above, as well as the estimated net impact of the enactment of tax reform; and
•Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.

Due to depreciable assets associated with the nature of the Company’s operations and interest costs related to Valvoline’s capital structure, management believes EBITDA is an important supplemental measure to evaluate the Company’s operating results between periods on a comparable basis.

Adjusted EBITDA, Adjusted net income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan expense/income, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost/credit. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.

Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By including capital expenditures and certain other adjustments, as applicable, management is able to provide an indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, one should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS, one should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans more than 150 years, during which time it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises approximately 1,400 quick-lube locations, and it is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Valvoline Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Advanced Full Synthetic motor oil; Valvoline Premium Blue™ heavy-duty motor oil; Valvoline Multi-Vehicle Automatic Transmission Fluid; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections and statements related to Valvoline’s business plans and operating results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and "Quantitative and Qualitative Disclosures about Market Risk" sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations & Communications
+1 (859) 357-2798
scornett@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries		Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended
	December 31
	2019	2018
Sales	$607	$557
Cost of sales	396	374
GROSS PROFIT	211	183
Selling, general and administrative expenses	117	105
Net legacy and separation-related income	(1)	—
Equity and other income, net	(9)	(9)
OPERATING INCOME	104	87
Net pension and other postretirement plan income	(9)	(2)
Net interest and other financing expenses	16	17
INCOME BEFORE INCOME TAXES	97	72
Income tax expense	24	19
NET INCOME	$73	$53

NET EARNINGS PER SHARE
BASIC	$0.39	$0.28
DILUTED	$0.39	$0.28

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	189	188
DILUTED	189	189

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	December 31	September 30
	2019	2019
ASSETS
Current assets
Cash and cash equivalents	$162	$159
Accounts receivable, net	395	401
Inventories, net	194	194
Prepaid expenses and other current assets	43	43
Total current assets	794	797

Noncurrent assets
Property, plant and equipment, net	479	498
Operating lease assets	253	—
Goodwill and intangibles, net	507	504
Equity method investments	39	34
Deferred income taxes	116	123
Other noncurrent assets	109	108
Total noncurrent assets	1,503	1,267

Total assets	$2,297	$2,064

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$22	$15
Trade and other payables	153	171
Accrued expenses and other liabilities	246	237
Total current liabilities	421	423

Noncurrent liabilities
Long-term debt	1,320	1,327
Employee benefit obligations	376	387
Operating lease liabilities	224	—
Other noncurrent liabilities	152	185
Total noncurrent liabilities	2,072	1,899

Stockholders' deficit	(196)	(258)

Total liabilities and stockholders’ deficit	$2,297	$2,064

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$73	$53
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	16	14
Equity income from unconsolidated affiliates, net of distributions	(2)	—
Pension contributions	(4)	(2)
Stock-based compensation expense	4	3
Other, net	2	—
Change in operating assets and liabilities	(30)	17
Total cash provided by operating activities	59	85

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(28)	(27)
Acquisitions, net of cash acquired	(6)	(30)
Other investing activities, net	(1)	1
Total cash used in investing activities	(35)	(56)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	100
Repayments on borrowings	—	(101)
Cash dividends paid	(21)	(20)
Other financing activities	(2)	(4)
Total cash used in financing activities	(23)	(25)
Effect of currency exchange rate changes on cash, cash equivalents, and restricted cash	3	(1)
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	4	3
Cash, cash equivalents, and restricted cash - beginning of period	159	96
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH - END OF PERIOD	$163	$99

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended December 31
	2019				2018
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Quick Lubes	$218	$38	$10	$48	$189	$38	$8	$46
Core North America	248	46	4	50	232	31	4	35
International	141	20	2	22	136	18	2	20
Total operating segments	607	104	16	120	557	87	14	101
Unallocated and other (a)		—		9		—		2
Total results	607	104	16	129	557	87	14	103
Key items:
Net pension and other postretirement plan income		—		(9)		—		(2)
Net legacy and separation-related income		(1)		(1)		—		—
Restructuring and related expenses		1		1		—		—
Adjusted results	$607	$104	$16	$120	$557	$87	$14	$101

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related income and certain other corporate costs not allocated to the operating segments.

Valvoline Inc. and Consolidated Subsidiaries		Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended
	December 31
	2019	2018
QUICK LUBES
Lubricant sales (gallons)	7.3	6.5
Premium lubricants (percent of U.S. branded volumes)	66.5%	63.7%
Gross profit as a percent of sales (a)	37.3%	38.4%
Same-store sales growth - Company-owned (b)	6.2%	9.9%
Same-store sales growth - Franchised (b) (c)	9.8%	9.8%
Same-store sales growth - Combined (b) (c)	8.3%	9.8%
CORE NORTH AMERICA
Lubricant sales (gallons)	21.4	21.7
Premium lubricants (percent of U.S. branded volumes)	56.0%	49.8%
Gross profit as a percent of sales (a)	36.3%	31.7%
INTERNATIONAL
Lubricant sales (gallons) (d)	14.7	13.8
Lubricant sales (gallons), including unconsolidated joint ventures (e)	25.5	24.2
Premium lubricants (percent of lubricant volumes)	25.8%	28.5%
Gross profit as a percent of sales (a)	28.7%	27.2%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Valvoline determines same-store sales growth on a fiscal year basis, with new stores excluded from the metric until the completion of their first full fiscal year in operation.
(c)	Valvoline franchisees are distinct legal entities and Valvoline does not consolidate the results of operations of its franchisees.
(d) Excludes volumes from unconsolidated joint ventures.
(e)	Valvoline unconsolidated joint ventures are distinct legal entities and Valvoline does not consolidate the results of operations of its unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	First Quarter 2020	Fourth Quarter 2019	Third Quarter 2019	Second Quarter 2019	First Quarter 2019

Beginning of period	519	501	483	471	462
Opened	2	12	4	7	5
Acquired	7	6	13	5	—
Net conversions between company-owned and franchised	(4)	—	1	—	4
Closed	—	—	—	—	—
End of period	524	519	501	483	471

	Franchised
	First Quarter 2020	Fourth Quarter 2019	Third Quarter 2019	Second Quarter 2019	First Quarter 2019

Beginning of period	866	851	844	830	780
Opened	13	15	11	15	24
Acquired	—	—	—	—	31
Net conversions between company-owned and franchised	4	—	(1)	—	(4)
Closed	—	—	(3)	(1)	(1)
End of period	883	866	851	844	830

Total stores	1,407	1,385	1,352	1,327	1,301

	Express Care
	First Quarter 2020	Fourth Quarter 2019	Third Quarter 2019	Second Quarter 2019	First Quarter 2019

Number of locations at end of period	307	307	307	336	337

Valvoline Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended
	December 31
	2019	2018

Reported net income	$73	$53
Adjustments:
Net pension and other postretirement plan income	(9)	(2)
Net legacy and separation-related income	(1)	—
Restructuring and related expenses (a)	1	—
Total adjustments, pre-tax	(9)	(2)
Income tax expense of adjustments	2	—
Total adjustments, after tax	(7)	(2)
Adjusted net income	$66	$51

Reported diluted earnings per share	$0.39	$0.28
Adjusted diluted earnings per share	$0.35	$0.27

Weighted average diluted common shares outstanding	189	189

(a)	Pre-tax adjustments associated with restructuring and related expenses were recorded in Selling, general and administrative expenses as reported within the Statements of Consolidated Income. Adjusted Selling, general and administrative expenses for the three months ended December 31, 2019 were $116 million.

Valvoline Inc. and Consolidated Subsidiaries		Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2019	2018
Adjusted EBITDA - Valvoline
Net income	$73	$53
Add:
Income tax expense	24	19
Net interest and other financing expenses	16	17
Depreciation and amortization	16	14
EBITDA	129	103
Key items: (a)
Net pension and other postretirement plan income	(9)	(2)
Net legacy and separation-related income	(1)	—
Restructuring and related expenses	1	—
Adjusted EBITDA	$120	$101

Adjusted EBITDA - Unallocated and other
Operating income	$—	$—
Add:
Depreciation and amortization	—	—
Net pension and other postretirement plan income	9	2
EBITDA	9	2
Key items: (a)
Net pension and other postretirement plan income	(9)	(2)
Net legacy and separation-related income	(1)	—
Restructuring and related expenses	1	—
Adjusted EBITDA	$—	$—

(a) All key items were recorded in Unallocated and other. The table above reconciles Unallocated and other operating income and relevant other items reported below operating income to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended
	December 31
Free cash flow (a)	2019	2018
Total cash flows provided by operating activities	$59	$85
Adjustments:
Additions to property, plant and equipment	(28)	(27)
Free cash flow	$31	$58

		Fiscal year
Free cash flow (a)		2020 Outlook
Total cash flows provided by operating activities		$330 - $340
Adjustments:
Additions to property, plant and equipment		(160 - 170)
Free cash flow		$160 - $180

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.